UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 18, 2015

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 West Wall St. 3rd Floor Midland, TX	79702

(Address of principal executive offices)	(Zip Code)

(432) 682-7464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On June 18, 2015, Ring Energy, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with SunTrust Robinson Humphrey, Inc., as representative of the several underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale in a firm commitment offering of 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $11.50 per share of Common Stock. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 675,000 additional shares of Common Stock (the “Additional Shares”) at the same price.

The offer and sale of the Common Stock is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-200324) (the “Shelf Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on December 3, 2014. A preliminary prospectus supplement was filed with the SEC on June 17, 2015, and a final prospectus supplement was filed with the SEC on June 22, 2015 (collectively, the “Prospectus”). The Company expects the sale of the Shares to close on or about June 23, 2015.

The Company intends to use the net proceeds from this offering of approximately $49 million, together with borrowings under a planned amended revolving credit facility, to fund its previously announced pending acquisition of oil and gas properties in the Ford West Field and Ford Geraldine Unit in Reeves and Culberson Counties, in the State of Texas (the “Pending Acquisition”). To the extent the Pending Acquisition is not consummated, the Company intends to use the net proceeds to fund a portion of its exploration and development activities and for general corporate purposes, which may include leasehold interest and property acquisitions, repayment of indebtedness, and working capital.

In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking, and investment banking services for the Company in the ordinary course of business for which they have received and would receive customary compensation. Affiliates of SunTrust Robinson Humphrey, Inc. are lenders under our revolving credit facility, and they may receive more than 5% of the net proceeds of this offering in connection with the repayment of amounts under such credit agreement.

The foregoing description of the Underwriting Agreement is qualified by reference to the document, which is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.

Section 7 — Regulation FD

Item 7.01. Regulation FD Disclosure.

On June 23, 2015, the Company issued a press release announcing that it had closed the offering of the Shares. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

In connection with the offering, the Company is filing a legal opinion of Burleson LLP, attached as Exhibit 5.1 to this Current Report on Form 8-K, to incorporate such opinion by reference into the Shelf Registration Statement and Prospectus.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Title of Document

1.1*	Underwriting Agreement dated as of June 18, 2015, between Ring Energy, Inc. and SunTrust Robinson Humphrey, Inc. as representatives of the several underwriters named therein.

5.1	Opinion of Burleson LLP.

23.1	Consent of Burleson LLP (included in Exhibit 5.1 hereto).

99.1	Press release dated June 23, 2015, announcing the closing of the offering.

* Pursuant to Item 6.01(b)(2) of Regulation S-K, the Company has omitted certain exhibits to the Underwriting Agreement. The Company agrees to furnish by supplement a copy of any omitted exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: June 23, 2015	By:	/s/ William R. Broaddrick
William R. Broaddrick
Chief Financial Officer

Exhibit Index

Exhibit No.	Title of Document

1.1*	Underwriting Agreement dated as of June 18, 2015, between Ring Energy, Inc. and SunTrust Robinson Humphrey, Inc. as representatives of the several underwriters named therein.

5.1	Opinion of Burleson LLP.

23.1	Consent of Burleson LLP (included in Exhibit 5.1 hereto).

99.1	Press release dated June 23, 2015, announcing the closing of the offering.

* Pursuant to Item 6.01(b)(2) of Regulation S-K, the Company has omitted certain exhibits to the Underwriting Agreement. The Company agrees to furnish by supplement a copy of any omitted exhibit upon request.